Exhibit 21.1

SUBSIDIARIES OF LENDINGCLUB CORPORATION

The following are the direct subsidiaries of LendingClub Corporation as of December 31, 2014:

Subsidiaries (a wholly owned subsidiary)	State of Incorporation
LC Advisors, LLC	California
Springstone Financial, LLC	Delaware